Exhibit 10.14

 C R E S C E N D O    C O M M U N I C A T I O N S,    L L C

Mr. William B. Stilley

Adial Pharmaceuticals, LLC

204 East High Street

Charlottesville, VA 22902

This letter confirms the following agreement between our respective companies. It replaces, ab initio, any other agreements related to the subject matter herein entered prior to the date last written below.

1.	Adial Pharmaceuticals, LLC (“Company”) hereby retains Crescendo Communications, LLC (“Crescendo”) effective October 1, 2016 through September 30, 2018, to provide the Services defined below.

2.	The services to be performed by Crescendo on behalf of the Company will consist of the following (“Services”):

2.1	Corporate Planning

a.	Develop an in-depth familiarization with the Company’s business objectives and bring to its attention potential or actual opportunities which meet those objectives or logical extensions thereof.

b.	Alert the Company to potential strategic partnerships.

c.	Comment on the Company’s corporate development including such factors as position in competitive environment, financial performances vs. competition, strategies, operational viability, etc.

2.2	Financial Public Relations

a.	Review and comment upon the Company’s reports to shareholders, corporate presentation, website materials and other financial publications.

b.	Bring to the Company’s attention outstanding examples of financial presentations in other industries, including both overall reporting and portions of reports.

c.	Review and comment upon the Company’s financial public relations plan.

d.	Keep the Company informed on any externally originated information disseminated about it.

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2.3	Business Strategies

a.	Evaluate business strategies and recommend changes where appropriate.

b.	Critically evaluate the Company’s performance in view of its corporate planning and business objectives.

2.4	Shareholder Relations

a.	Review, comment on and advise the Company as to responses to communications from shareholders.

b.	Assist the Company in improving its shareholder relations by developing long range programs for shareholder communication.

c.	Advise the Company as to selection of suitable outside counsel and advisors.

d.	Review and prepare marketing materials as required, including presentations, website and data room materials.

e.	Assist in drafting press releases as necessary.

The parties agree and acknowledge that Crescendo will not be engaging in any broker-dealer activities on behalf of the Company and its compensation is not dependent on it performing any broker-dealer activities and specifically Crescendo will not be (i) engaged in soliciting investors for the Company, negotiating any transaction on behalf of the Company with any investors or investment banks or fund managers; (ii) providing investment advice or acting as a financial consultant; or (iii) participating in any securities transaction on behalf of the Company.

3.	In consideration of the Services, immediately after the IPO, the Company shall issue to Crescendo the number of restricted shares of the Company as shall be necessary to bring Crescendo’s equity ownership in the Company to 4.8% based on the total fully diluted outstanding shares immediately prior to the IPO but not including options issued to employees, officers, directors, and consultants after June 1, 2017. Shares shall vest 50% upon issuance and, if there is an IPO, 50% on December 31, 2017. In addition, the Company immediately following an IPO shall issue Crescendo 5-year warrants to purchase such number of shares of common stock of the Company as shall equal 4.9% of the then total fully diluted outstanding shares (for this calculation fully diluted does not include options issued to employees, officers, directors, and consultants after June 1, 2017) with an exercise price equal to the price of the shares issued in the IPO. The warrants shall have a cashless exercise feature and be immediately exercisable, provided, however, that no warrants may be exercised if the issuance of such warrants would create the situation where Crescendo owned more that 4.99% of the shares of the Company. In the event the Company does not complete an IPO on or before December 31, 2017, the Company shall have the right to terminate the agreement without issuing the securities stated above.

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4.	Crescendo acknowledges its responsibility to use reasonable efforts to preserve the confidentiality of any information disclosed by Company on a confidential basis to Crescendo, except for disclosures required by court order, subpoena or other judicial process.

5.	Company understands and acknowledges that Crescendo will rely upon the accuracy of all information (“Information”) provided to it by Company. Company shall have full responsibility and liability to Crescendo for such Information and Company shall indemnify, defend and hold Crescendo harmless from and against any demands, claims, judgments and liabilities arising from or related thereto or from the nature and/or use of the Company’s products or services (collectively “Claims Against Crescendo”). Company shall reimburse Crescendo for amounts payable by Crescendo in settlement of or in payment of any Claims Against Crescendo resulting from Crescendo’s reasonable use of the Information and indemnify Crescendo for all costs and expenses incurred by Crescendo in connection therewith, including without limitation, attorney’s fees and costs of defending Claims Against Crescendo, except in cases where damages are due to Crescendo’s gross negligence or willful misconduct.

6.	As used herein, “shares” means membership units while ADial remains a limited liability company.

7.	This Agreement constitutes the entire understanding and agreement between the parties with respect to the subject matter here of and all prior contemporaneous understandings; negotiations and agreements are merged herein.

8.	The Agreement may not be altered, extended, or modified nor any of its provisions waived, except by a document in writing signed by the party against whom such alteration, modification, extension or waiver is sought to be enforced.

9.	A waiver by either party of any breach, act or omission of the other party is not to be deemed a waiver of any subsequent similar breach, act or omission.

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10.	The terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties, and their respective successors and assigns.

11.	This agreement shall be governed by, construed and enforced under the laws of the State of New York without reference to any choice of law doctrine. With respect to any and all controversies or claims arising out of or relating to this Agreement or any alleged breach hereof, the parties agree hereto to submit to the exclusive jurisdiction of the state courts of the State of New York.

12.	Crescendo shall have the right to terminate this Agreement at any time for convenience upon thirty (30) days’ prior written notice.

13.	This Agreement supersedes all prior agreements and understandings between the parties hereto with respect to the subject matter hereof.

Very truly yours,

CRESCENDO COMMUNICATIONS, LLC

By:	/s/ David K. Waldman
David K. Waldman, President & CEO

Agreed to and Approved

this 30th day of June 2017.

Adial Pharmaceuticals, LLC

By:	/s/ William B. Stilley
William B. Stilley, CEO

Crescendo Communications, LLC